Exhibit 4.3
SATYAM COMPUTER SERVICES LIMITED
SECUNDERABAD 500 003
Associate Stock Option Plan(ADS)
2000 EQUITY INCENTIVE ASOP (ADS)
1.	Purposes of the ASOP (ADS)
1.1 In its continuing efforts to create participative environment contributing to the growth of associates as part of the corporate growth Plan, SATYAM COMPUTER SERVICES LIMITED (SATYAM) formulated new Associate Stock Option ASOP (ADS), (ASOP (ADS)).
1.2 The ASOP (ADS) is aimed at the following :
▪	Rewarding the associates for their performance and contribution to the success and growth of SATYAM.

▪	Providing them with a good and attractive motivational tool to improve their performance.

▪	Providing an opportunity for the professional partners to become financial partners in the Equity of SATYAM.

▪	Retaining the talent and services of the associates who have contributed to the success of SATYAM.

▪	Attracting the right talent for right roles
2.	Definitions. As used herein, the following definitions shall apply:
(a) “Administrator” means the Board or any of its Committees responsible for the general administration of the ASOP (ADS) in accordance with Section 4 hereof.
(b) “Applicable Laws” means the legal requirements relating to stock Option ASOP (ADS), including, without limitation, the tax, securities or corporate laws of India, any stock exchange or quotation on which the ADSs are listed or quoted, or the applicable laws of any other country or jurisdiction where Option (ADS)s are, or will be, granted under the ASOP (ADS).
(c) “ADR” shall mean an American Depositary Receipt evidencing ADS(s) corresponding to Share(s).
(d) “ADS” shall mean an American Depositary Share corresponding to Share(s).
(e) “Board” means the Board of Directors of SATYAM.
(f) “Code” means the United States Internal Revenue Code of 1986, as amended, or any successor statute or statutes thereto. Reference to any particular Code section shall include any successor section.
(g) “Committee” means a committee appointed by the Board in accordance with Section 4 hereof.
(h) “SATYAM” means Satyam Computer Services Limited, a company organized under the laws of India.
(i) “Director” means a member of the Board.

(j) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.
(k) “Associate” means any person, including officers and Directors, employed by SATYAM or any Parent or Subsidiary of SATYAM. An Associate shall not cease to be an Associate in the case of (i) any leave of absence approved by SATYAM or (ii) transfers between locations of SATYAM or between SATYAM, its Parent, any Subsidiary, or any successor. Neither service as a Director nor payment of a director’s fee by SATYAM shall be sufficient to constitute “employment” by SATYAM.
(l) “Fair Market Value” means the value for one ADS, as reported on any established stock exchange or market system where SATYAM’s ADSs are listed, on the day of determination.
(m) “Incentive Stock Option(ADS)” means an Option(ADS) intended to qualify as an incentive stock Option(ADS) within the meaning of Section 422 of the Code and which is designated as an Incentive Stock Option(ADS) by the Administrator.
(n) “Nonstatutory Stock Option(ADS)” means an Option(ADS) (or portion thereof) that is not designated as an Incentive Stock Option(ADS) by the Administrator, or which is designated as an Incentive Stock Option(ADS) by the Administrator but fails to qualify as an Incentive Stock Option(ADS) within the meaning of Section 422 of the Code.
(o) “Option(ADS)” means a stock Option(ADS) granted pursuant to the ASOP (ADS).
(p) “Option(ADS) Agreement” means a written or electronic agreement between SATYAM and an Optionee evidencing the terms and conditions of an individual Option(ADS) grant. The Option(ADS) Agreement is subject to the terms and conditions of the ASOP (ADS).
(q) “Optioned Stock” means the ADSs subject to an Option(ADS).
(r) “Optionee” means the holder of an outstanding Option(ADS)granted under the ASOP (ADS).
(s) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.
(t) “ASOP (ADS)” means this 2000 Equity Incentive ASOP (ADS).
(u) “Share” means an Equity Share of SATYAM, as adjusted in accordance with Section 11 of the ASOP (ADS).
(v) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.
3.	Stock Subject to the ASOP (ADS). Subject to the provisions of Section 11 of the ASOP (ADS), the maximum aggregate number of Shares which may be issued upon exercise of Option(ADS) and sold under the ASOP (ADS) (in the form of ADSs) is [$25 million/initial ADS offering price] Shares. The Shares may be authorized but unissued, or reacquired Shares.
If an Option(ADS) expires or becomes unexercisable without having been exercised in full, the unpurchased Shares which were subject thereto shall become available for future grant or sale under the ASOP (ADS) (unless the ASOP (ADS) has terminated). However, Shares that have actually been issued under the ASOP (ADS) upon exercise of an Option(ADS), shall not be returned to the ASOP (ADS) and shall not become available for future distribution under the ASOP (ADS).
4.	Administration of the ASOP (ADS).
(a) Administrator. The ASOP (ADS) shall be administered by the Board or a Committee appointed by the Board, which Committee shall be constituted to comply with Applicable Laws.
(b) Powers of the Administrator. Subject to the provisions of the ASOP (ADS) and, in the case of a Committee, the specific duties delegated by the Board to such Committee, and subject to the approval of any relevant authorities, the Administrator shall have the authority in its discretion:
(i) to determine Fair Market Value;
(ii) to select the Associates to whom Option(ADS) may from time to time be granted hereunder;
(iii) to determine the number of ADSs to be covered by each such Option(ADS) granted hereunder;
(iv) to approve forms of agreement for use under the ASOP (ADS);
(v) to determine the terms and conditions, not inconsistent with the terms of the ASOP (ADS), of any Option(ADS) granted hereunder;
(vi) to determine whether and under what circumstances an Option(ADS) may be settled in cash under subsection 9(d) instead of ADSs;
(vii) to prescribe, amend and rescind rules and regulations relating to the ASOP (ADS), including rules and regulations relating to sub-ASOP (ADS)s established for the purpose of qualifying for preferred tax treatment under foreign tax laws;
(viii) to construe and interpret the terms of the ASOP (ADS) and Option(ADS)s granted pursuant to the ASOP (ADS).
(c) Effect of Administrator’s Decision. All decisions, determinations and interpretations of the Administrator shall be final and binding on all Optionees.
5.	Eligibility.
(a) Option(ADS)s may be granted only to Associates.
(b) Each Option(ADS) shall be designated in the Option(ADS) Agreement as either an Incentive Stock Option(ADS) or a Nonstatutory Stock Option(ADS).
(c) Neither the ASOP (ADS) nor any Option(ADS) shall confer upon any Optionee any right with respect to continuing the Optionee’s relationship as an Associate with SATYAM, nor shall they interfere in any way with his or her right or SATYAM’s right to terminate such relationship at any time, with or without cause.

The provisions of Appendix A shall apply to grants of Option(ADS)s to Associate who are U.S. residents.
6.	Term of ASOP (ADS). The ASOP (ADS) shall become effective upon its adoption by the Board. It shall continue in effect for a term of ten (10) years unless sooner terminated under Section 13 of the ASOP (ADS).

7.	Term of Option(ADS). The term of each Option(ADS) shall be stated in the Option(ADS) Agreement; provided, however, that the term shall be no more than ten (10) years from the date of grant thereof.

8.	Option(ADS) Exercise Price and Consideration.
(a) The per ADS exercise price for the ADSs to be issued upon exercise of an Option(ADS) shall be such price as is determined by the Administrator; provided, however, that in no case shall the per ADS exercise price of an Option(ADS) be less than 90% of Fair Market Value on the date of grant. Notwithstanding the foregoing, Option(ADS)s may be granted with a per ADS exercise price of less than 90% of Fair Market Value pursuant to a merger or other corporate transaction.
(b) The consideration to be paid for the ADSs to be issued upon exercise of an Option(ADS), including the method of payment, shall be determined by the Administrator at the time of grant. Such consideration may consist of (1) cash, (2) check, (3) promissory note in a form deemed acceptable by the Administrator in its sole discretion, (4) other ADSs which (x) in the case of ADSs acquired upon exercise of an Option(ADS), have been owned by the Optionee for more than six months on the date of surrender, and (y) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the ADSs as to which such Option(ADS) shall be exercised, (5) consideration received by SATYAM under a cashless exercise program implemented by SATYAM in connection with the ASOP (ADS), or (6) any combination of the foregoing methods of payment. In making its determination as to the type of consideration to accept, the Administrator shall consider if acceptance of such consideration may be reasonably expected to benefit SATYAM.
9.	Exercise of Option(ADS).
(a) Procedure for Exercise; Rights as a Shareholder. Any Option(ADS) granted hereunder shall be exercisable according to the terms hereof at such times and under such conditions as determined by the Administrator and set forth in the Option(ADS) Agreement. Unless the Administrator provides otherwise, the vesting of Option(ADS)s granted hereunder shall be tolled during any unpaid leave of absence. An Option(ADS) SHALL not be exercised for a fraction of an ADS.
An Option(ADS) shall be deemed exercised when SATYAM receives: (i) written or electronic notice of exercise (in accordance with the Option(ADS) Agreement) from the person entitled to exercise the Option(ADS), and (ii) full payment for the ADSs with respect to which the Option(ADS) is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option(ADS) Agreement and the ASOP (ADS). ADSs issued upon exercise of an Option(ADS) shall be issued in the name of the Optionee until the ADSs are issued (as evidenced by the appropriate entry on the books of SATYAM or of a duly authorized transfer agent of SATYAM), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the ADSs, notwithstanding the exercise of the Option(ADS). SATYAM shall issue (or cause to be issued) such ADSs promptly after the Option(ADS) is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the ADSs are issued, except as provided in Section 11 of the ASOP (ADS).
(b) Termination of Relationship as an Associate. If an Optionee ceases to be an Associate, such Optionee may exercise his or her Option(ADS) within such period of time as is specified in the Option(ADS) Agreement to the extent that the Option(ADS) is vested on the date of termination (but in no event later than the expiration of the term of the Option(ADS) as set forth in the Option(ADS) Agreement). In the absence of a specified time in the Option(ADS) Agreement, the Option(ADS) shall remain exercisable for three (3) months following the Optionee’s termination. If, on the date of termination, the Optionee is not vested as to his or her entire Option(ADS), the Shares underlying the ADSs covered by the unvested portion of the Option(ADS) shall again become available for issuance under the ASOP (ADS). If, after termination, the Optionee does not exercise his or her Option(ADS) within the time specified by the Administrator, the Option(ADS) shall terminate, and the Shares underlying the ADSs covered by such Option(ADS) shall again become available for issuance under the ASOP (ADS).
In the event of superannuation/retirement, the vesting schedule for options granted during the period of employment shall continue. In case of death of a superannuated or retired Associate, all the outstanding options as on that date shall vest immediately in the legal heirs or nominee(s) of the deceased and such vested options shall be exercisable within twelve (12) months from the date of death ofthe superannuated or retired Associate, but not earlier to one year from the date of grant. Options not exercised within such period become invalid in the hands of legal heirs or nominees and shall be available for reissuance under the plan.
The above clause is effective from October 20, 2005 and is applicable for the stock options (ADS) granted thereafter (i.e. after October 20, 2005).
(c) Death or Disability of Optionee. If an Optionee dies while an Associate, or ceases to be an Associate as a result of the Optionee’s disability, the vesting and exercisability of the Option(ADS) shall accelerate in full and the Option(ADS) may be exercised within such period of time as is specified in the Option(ADS) Agreement to the extent that the Option(ADS) is vested on the date of death (but in no event later than the expiration of the term of such Option(ADS) as set forth in the Option(ADS) Agreement) by the Optionee or Optionee’s estate or by a person who acquires the right to exercise the Option(ADS) by bequest or inheritance. In the absence of a specified time in the Option(ADS) Agreement, the Option(ADS) shall remain exercisable for twelve (12) months following the Optionee’s termination. If the Option(ADS) is not so exercised within the time specified herein, the Option(ADS) shall terminate, and the Shares underlying the ADSs covered by such Option(ADS) shall again become available for issuance under the ASOP (ADS).
(d) Buyout Provisions. The Administrator may at any time offer to buy out for a payment in cash or Shares, an Option(ADS) previously granted, based on such terms and conditions as the Administrator shall establish and communicate to the Optionee at the time that such offer is made.

10.	Non-Transferability of Option(ADS)s. The Option(ADS)s may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee.

11.	Adjustments Upon Changes in Capitalization, Merger or Asset Sale.
(a) Changes in Capitalization. Subject to any required action by the shareholders of SATYAM, the number of ADSs covered by each outstanding Option(ADS), and the number of Shares (in the form of ADSs) which have been authorized for issuance under the ASOP (ADS) but as to which no Option(ADS)s have yet been granted or which have been returned to the ASOP (ADS) upon cancellation or expiration of an Option(ADS), as well as the price per ADS covered by each such outstanding Option(ADS), shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, Share-to-ADS ratio change, stock dividend, combination or reclassification of the Shares, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by SATYAM. The conversion of any convertible securities of SATYAM shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by SATYAM of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of the ADSs subject to an Option(ADS).
(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of SATYAM, the Administrator shall notify each Optionee as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for an Optionee to have the right to exercise his or her Option(ADS) until fifteen (15) days prior to such transaction as to all of the Optioned Stock covered thereby, including ADSs as to which the Option(ADS) would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase Option(ADS) applicable to any ADSs purchased upon exercise of an Option(ADS) shall lapse as to all such ADSs, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, an Option(ADS) will terminate immediately prior to the consummation of such proposed action.
(c) Merger or Asset Sale. In the event of a merger of SATYAM with or into another corporation, or the sale of substantially all of the assets of SATYAM, each outstanding Option(ADS) shall be assumed or an equivalent Option(ADS) substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Option(ADS), the Optionee shall fully vest in and have the right to exercise the Option(ADS) as to all of the Optioned Stock, including ADSs as to which it would not otherwise be vested or exercisable. If an Option(ADS) becomes fully vested and exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Administrator shall notify the Optionee in writing or electronically that the Option(ADS) shall be fully exercisable for a period of fifteen (15) days from the date of such notice, and the Option(ADS) shall terminate upon the expiration of such period. For the purposes of this paragraph, the Option(ADS) shall be considered assumed if, following the merger or sale of assets, the Option(ADS) confers the right to purchase or receive, for each ADS subject to the Option(ADS) immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of ADSs for each ADS held on the effective date of the transaction (and if the holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding ADSs); provided, however, that if such consideration received in the merger or sale of assets is not solely equity shares (or their equivalent) of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option(ADS), for each ADS subject to the Option(ADS), to be solely equity shares (or their equivalent) of the successor corporation or its Parent equal in fair market value to the per ADS consideration received by holders of ADS in the merger or sale of assets.
12.	Time of Granting Option(ADS)s. The date of grant of an Option(ADS) shall, for all purposes, be the date on which the Administrator makes the determination granting such Option(ADS), or such other date as is determined by the Administrator. Notice of the determination shall be given to each Associate to whom an Option(ADS) is so granted within a reasonable time after the date of such grant.
13.	Amendment and Termination of the ASOP (ADS).
(a) Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the ASOP (ADS).
(b) Shareholder Approval. The Board shall obtain shareholder approval of any ASOP (ADS) amendment to the extent necessary and desirable to comply with Applicable Laws.
(c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the ASOP (ADS) shall impair the rights of any Optionee, unless mutually agreed otherwise between the Optionee and the Administrator, which agreement must be in writing and signed by the Optionee and SATYAM. Termination of the ASOP (ADS) shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Option(ADS)s granted under the ASOP (ADS) prior to the date of such termination.
14.	Conditions Upon Issuance of ADSs.
(a) Legal Compliance. ADSs shall not be issued pursuant to the exercise of an Option(ADS) unless the exercise of such Option(ADS) and the issuance and delivery of such ADSs shall comply with Applicable Laws and can be further subject to the approval of counsel for SATYAM with respect to such compliance.
(b) Investment Representations. As a condition to the exercise of an Option(ADS), the Administrator may require the person exercising such Option(ADS) to represent and warrant at the time of any such exercise that the ADSs are being purchased only for investment and without any present intention to sell or distribute such ADSs if, in the opinion of counsel for SATYAM, such a representation is required.
15.	Inability to Obtain Authority. The inability of SATYAM to obtain authority from any regulatory body having jurisdiction, which authority is deemed by SATYAM’s counsel to be necessary to the lawful issuance and sale of any ADSs hereunder, shall relieve SATYAM of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.
16.	Reservation of Shares. SATYAM, during the term of this ASOP (ADS), shall at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the ASOP (ADS).

17.	Shareholder Approval. The ASOP (ADS) shall be subject to approval by shareholders of SATYAM within twelve (12) months after the date the ASOP (ADS) is adopted. Such shareholder approval shall be obtained in the degree and manner required by Applicable Laws.
I hereby certify that the ASOP (ADS) was duly adopted by the Board of Directors of Satyam Computer Services Limited on May 26, 2000.
Executed at Hyderabad, India on this 27th day of July, 2001.

By:

Name:

Title:

I hereby certify that the foregoing is as approved by the shareholders of Satyam Computer Services Limited on May 28, 1999.
Executed at Hyderabad, India on this 27th day of July, 2001.

By:

Name:

Title:

APPENDIX A
RULES FOR U.S. OPTION(ADS) GRANTS
The following additional rules shall apply in the case of Option(ADS) grants to U.S. residents.
1.	Term of Option(ADS). Notwithstanding Section 7 of the ASOP (ADS), in the case of an Incentive Stock Option(ADS) granted to an Optionee who, at the time the Option(ADS) is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of SATYAM or any Parent or Subsidiary, the term of the Option(ADS) shall be five (5) years from the date of grant or such shorter term as may be provided in the Option(ADS) Agreement.

2.	Option(ADS) Exercise Price.
(a) In the case of an Incentive Stock Option(ADS)
(i) granted to an Associate who, at the time of grant of such Option(ADS), owns stock representing more than ten percent (10%) of the voting power of all classes of stock of SATYAM or any Parent or Subsidiary, the exercise price shall be no less than 110% of the Fair Market Value per ADS on the date of grant.
(ii) granted to any other Associate, the per ADS exercise price shall be no less than 100% of the Fair Market Value per ADS on the date of grant.
(b) In the case of a Nonstatutory Stock Option(ADS), the per ADS exercise price shall be determined by the Administrator; provided, however, that in the case of an Option(ADS) intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, the per ADS exercise price shall be no less than 100% of the Fair Market Value per ADS on the date of grant.